EXHIBIT 99.1

Bioheart, Inc. Announces Loan to be assumed by Seaside

September 30, 2010, Sunrise, FL - Bioheart Inc. - (OTC Bulletin Board: BHRT) a company focused on the discovery, development and commercialization of autologous cell therapies for the treatment of cardiovascular diseases, announced today that the company received a preliminary commitment from Seaside National Bank and Trust for a $980,000 loan that will be used to refinance the Company’s loan with Bank of America. The loan is subject to completion of definitive documentation and the delivery to Seaside of certificates of deposit of third parties. The Company further advised that $367,244 of the Bank of America loan would be paid down by a member of the Company’s Board of Directors. In exchange, the Board Member will receive restricted common shares and warrants.

About Bioheart, Inc.

Bioheart is committed to maintaining a leading position within the cardiovascular sector of the cell technology industry, delivering cell therapies, intelligent devices and biologics that help address congestive heart failure, lower limb ischemia, chronic heart ischemia, acute myocardial infarctions and other issues.  Bioheart works to prevent the worsening of any condition with devices that monitor and diagnose. The company’s goals are to enable damaged tissue to be regenerated, if possible, and to improve a patient's quality of life and reduce health care costs and hospitalizations.

Specific to biotechnology, Bioheart is focused on the discovery, development and, subject to regulatory approval, commercialization of autologous cell therapies for the treatment of chronic and acute heart damage and peripheral vascular disease. MyoCell is a clinical muscle-derived cell therapy designed to populate regions of scar tissue within a patient's heart with new living cells for the purpose of improving cardiac function in chronic heart failure patients.

For more information on Bioheart, visit www.bioheartinc.com.

Forward-Looking Statements:

Except for historical matters contained herein, statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Without limiting the generality of the foregoing, words such as "may," "will," "to," "plan," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," or "continue" or the negative other variations thereof or comparable terminology are intended to identify forward-looking statements.

Investors and others are cautioned that a variety of factors, including certain risks, may affect our business and cause actual results to differ materially from those set forth in the forward-looking statements. These risk factors include, without limitation, (i) our ability to obtain additional financing; (ii) our ability to control and reduce our expenses; (iii) our ability to establish a distribution network for and commence distribution of certain products for which we have acquired distribution rights; (iv) our ability to timely and successfully complete our clinical trials; (v) the occurrence of any unacceptable side effects during or after preclinical and clinical testing of our product candidates; (vi) the timing of and our ability to obtain and maintain regulatory approvals for our product candidates; (vii) our dependence on the success of our lead product candidate; (viii) our inability to predict the extent of our future losses or if or when we will become profitable; (ix) our ability to protect our intellectual property rights; and (x) intense competition. The Company is also subject to the risks and uncertainties described in its filings with the Securities and Exchange Commission, including the section entitled "Risk Factors" in its Annual Report on Form 10-K for the year ended December 31, 2009, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2010.

Contact:
Catherine Sulawske Guck, Chief Operating Officer 954 835 1500